Exhibit 99.1

news release
For Immediate Release

MEDIA and INVESTOR CONTACTS:
Jeannine Addams
Kristin Wohlleben
J. Addams & Partners, Inc.
404.231.1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

Exide Technologies Enters into Amended and Restated PSA to
Continue Backstop Commitment Negotiations;
Company Continues to Pursue Sale Process

Milton, Georgia – (December 11, 2014) – Exide Technologies (OTCQB: XIDEQ, www.exide.com) (“Exide” or the “Company”), a global leader in stored electrical-energy solutions, announced today that it entered into an amended and restated plan support agreement (“Amended PSA”) with holders of a majority of the principal amount of Exide’s senior secured notes.

The Amended PSA allows Exide additional time to negotiate the terms of a commitment to backstop the second lien convertible notes to be offered to certain senior secured noteholders pursuant to Exide’s proposed plan of reorganization (“POR”) previously filed on November 17, 2014. A number of senior secured noteholders already have indicated their intent to provide substantial backstop commitments subject to, among other things, Exide obtaining the commitments to backstop the rights offering that will, in turn, provide the liquidity needed to fund the business plan upon which the POR is based.

Under the Amended PSA, which is substantially similar to the plan support agreement entered into on November 4, 2014, the date after which a party can terminate its participation under the Amended PSA if a backstop commitment has not been agreed to, has been extended from December 10, 2014 to January 12, 2015. Exide expects to continue to negotiate with various senior secured noteholders in an effort to obtain the remaining backstop commitments. However, there can be no assurances that Exide will receive these additional commitments. In the event that Exide is successful in pursuing the POR path, its goal is to emerge from Chapter 11 by March 31, 2015.

As contemplated under the Amended PSA and as previously announced, Exide is continuing to pursue a dual path. In addition to the POR process, Exide is pursuing a sales process and soliciting third-party bids for a potential sale of some or all of its businesses. The Company has received a number of initial indications of interest from third parties in connection with the sale process. Exide will continue to develop these proposals as an alternative to the POR in an effort to maximize estate value.

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About Exide Technologies
Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Forward Looking Statement
This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) there can be no assurance that the Company will satisfy the conditions of the Amended PSA or reach a definitive agreement for a plan of reorganization or backstop commitment agreement, (ii) the Company may be unable to confirm and consummate the Chapter 11 plan of reorganization, (iii) the risks associated with operating businesses under Chapter 11 protection, (iv) the ability of the Company to comply with the terms of the DIP financing facility, (v) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company’s Chapter 11 filing, (vi) the Company may be unable to implement and fund business strategies based on current liquidity, (vii) the Company’s substantial debt and debt service requirements may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (viii) the litigation proceedings to which the Company is subject could have a material adverse effect on the Company and its businesses, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) regulatory risks and uncertainties could affect the Company’s businesses or profitability, or (xiii) general economic conditions.